Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 26, 2023, with respect to the consolidated financial statements of GDEV Inc. (formerly Nexters Inc.) which appears in the prospectus supplement of GDEV Inc. (formerly Nexters Inc.) dated June 26, 2023, and to the reference to our firm under the heading “Experts” in the prospectus supplement.

/s/ KPMG Certified Auditors S.A.

Athens, Greece
June 26, 2023